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                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 14, 1997, relating to the financial statements of Catellus Development Corporation, which appears in such Prospectus. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page S-1 of the Company's Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial Data."

PRICE WATERHOUSE LLP
San Francisco, California
October 31, 1997